Exhibit 99.1

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF MEDIUM-TERM NOTES

The following discussion describes certain material federal income tax considerations relating to the taxation of the Company as a REIT, and of the purchase, ownership and disposition of the medium term notes of the Company, referred to herein as the notes.  Because this is a summary that is intended to address only material federal income tax considerations relating to the ownership and disposition of the notes, it may not contain all the information that may be important to a prospective holder of our notes.  As you review this discussion, you should keep in mind that:

•                  the tax considerations for you may vary depending on your particular tax situation;

•                  special rules that are not discussed below may apply to you if, for example, you are:

•                  a tax-exempt organization,

•                  a broker-dealer,

•                  a non-U.S. person,

•                  a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

•                  subject to the alternative minimum tax provisions of the Code,

•                  holding the notes as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

•                  holding the notes through a partnership or similar pass-through entity,

•                  a person with a “functional currency” other than the U.S. dollar,

•                  beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us,

•                  a U.S. expatriate, or

•                  otherwise subject to special tax treatment under the Code;

•                  this summary does not address state, local or non-U.S. tax considerations;

•                  this summary deals only with investors that hold the notes as a “capital asset,” within the meaning of Section 1221 of the Code; and

•                  this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of the notes offered under this prospectus on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions.  The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal

Revenue Service except with respect to the taxpayer that receives the ruling.  In each case, these sources are relied upon as they exist on the date this disclosure is filed with the Securities and Exchange Commission.  Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based.  Any such change could apply retroactively.  We have not received any rulings from the Internal Revenue Service concerning our qualification as a REIT.  Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Because the exact pricing and other terms of the notes will vary, no assurance can be given that the considerations described below will apply to a particular issuance of notes. Certain material United States federal income consequences relating to the ownership of particular notes, where applicable, will be summarized in the pricing supplement relating to such notes.  Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of the Company as a REIT

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code.  A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT.

We believe that each of the Company’s predecessor companies, New Plan Realty Trust and Excel Realty Trust, Inc., was organized and operated, commencing with the taxable years ended July 31, 1972 and December 31, 1987, respectively, in a manner so as to qualify for taxation as a REIT under the Code.  We believe that our company is currently organized, and since the merger of the predecessor companies, has operated in a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner.  There can be no assurance, however, that we qualify or will remain qualified as a REIT.

The sections of the Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex.  The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Code with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock.  Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so.  For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Taxation of the Company as a REIT—Failure to Qualify.”

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders.  Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as capital gain dividends or “qualified dividend income”) at rates applicable to ordinary income instead of at lower capital gain rates.  Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular (non-REIT C corporation).  Regular corporations generally are subject to federal corporate income taxation on their income, and stockholders of regular corporations are subject to tax on dividends that are received.  Currently, however, stockholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and stockholders of regular corporations who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends.  Accordingly, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a regular corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

(1)                                  We will be taxed at regular corporate rates on any “REIT taxable income.”  REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

(2)                                  Under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments.

(3)                                  If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

(4)                                  Our net income from “prohibited transactions” will be subject to a 100% tax.  In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

(5)                                  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

(6)                                  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if the amount we distribute during each calendar year and excess distributions that we made in prior years is not at least equal to the sum of:

•                  85% of our REIT ordinary income for the year,

•                  95% of our REIT capital gain net income for the year, and

•                  any undistributed taxable income from prior taxable years.

(7)                                  We may elect to retain and pay income tax on our net long-term capital gain.  In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our common stock.

(8)                                  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and/or a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

(9)                                  If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we disposed of those assets within 10 years after we acquired them (provided no election is made for the transaction to be currently taxable).  To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership.  Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset.  If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a C corporation, a portion of the dividends we pay to our stockholders who are taxed as individuals during the following year may be subject to tax at reduced capital gains rates rather than at ordinary income rates.

Furthermore, notwithstanding our status as a REIT, we may also have to pay (a) certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes, and (b) certain foreign taxes to the extent that we own assets or conduct operations in foreign jurisdictions.  Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

Requirements for Qualification As a REIT.  The Code defines a REIT as a corporation, trust or association:

(1)                                  that is managed by one or more trustees or directors;

(2)                                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)                                  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)                                  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)                                  the beneficial ownership of which is held by 100 or more persons;

(6)                                  not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7)                                  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked; and

(8)                                  that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year.  Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made.  Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made.  For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual.  However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6).  We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above.  In addition, Article VII of our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.  If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT (except as described in the next paragraph).

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of stock requesting information regarding the actual ownership of the stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. If either New Plan Realty Trust or Excel Realty Trust, Inc., whose businesses were combined in a merger transaction on September 28, 1998 to form the Company, failed to qualify as a REIT throughout the duration of its existence, it might have had undistributed earnings and profits from a non-REIT year.  If that were the case and either of the Company’s predecessor companies did not distribute such earnings and profits prior to the merger transaction, the Company might not qualify as a REIT.  The Company believes that each of the predecessor companies qualified as a REIT and that, in any event, neither of the predecessor companies had any undistributed earnings and profits from a non-REIT year at the time of the merger transaction.  Because we believe that we have qualified as a REIT at all times since the merger, we do not believe that we have any undistributed earnings and profits that are attributable to a non-REIT taxable year.  However, the Internal Revenue Service could determine otherwise.

Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes.  Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT.  All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself.  A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.  We hold a significant portion of our assets through qualified REIT subsidiaries.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a C corporation in which we directly or indirectly own stock and that elects jointly with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours.  However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.  A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation.  To the extent that our taxable REIT subsidiaries are required to pay taxes, we will have less cash available for distribution to our stockholders.  If dividends are paid by one or more of our taxable REIT subsidiaries to us, then a portion of the dividends from us to our stockholders, who are taxed at individual rates, will generally be eligible to be subject to tax at reduced capital gains rates, rather than tax at ordinary income rates.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests.  However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation.  For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us.  In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.  Our taxable REIT subsidiaries include ERT Development Corporation and its corporate subsidiaries.

Income Tests.  To qualify as a REIT, we must satisfy two gross income tests, which are applied on an annual basis.  First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments.  Income from investments relating to real property or mortgages on real property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property.  Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (a) dividends, (b) interest, (c) payments under certain qualifying interest rate hedging instruments and (d) gain from the sale or disposition of stock, securities, or some hedging instruments.  Our income for purposes of these tests include our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.  These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased.  First, the amount of rent must not be based in whole or in part on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.  Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.  A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.  Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”  Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary, subject to specified limitations.  The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service.  If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property.  If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

•                  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•                  rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

•                  derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•                  directly perform services considered to be noncustomary or rendered to the occupant of the property.

We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests.  We intend to continue to monitor any services provided at, and the nonqualifying income arising from, each of our properties.

ERT Development Corporation, a taxable REIT subsidiary of ours, performs certain activities that cannot be performed by us, such as developing properties held by us in the ordinary course of business and earning fees relating to those activities that would not qualify as “good income” under the 75% and 95% tests.  Our share of any dividends received from ERT Development Corporation, other taxable REIT subsidiaries, and from other corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.  We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

“Interest” generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person.  However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests.  We have received interest payments from ERT Development Corporation and other sources that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test.  We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code.  These relief provisions generally will be available if:  (a) our failure to meet the tests is due to reasonable cause and not due to willful neglect, (b) we attach a schedule of the sources of our income to our federal income tax return, and (c) any incorrect information on the schedule is not due to fraud with intent to evade tax.  It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause.  If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT.  Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

In addition to the 75% and 95% gross income tests, our predecessor companies had to meet a 30% gross income test for our taxable years that ended prior to January 1, 1998.  The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of a company’s gross income, including gross income from prohibited transactions.  We believe that our predecessor companies met the 30% gross income test for relevant years that ended prior to January 1, 1998.  The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

Prohibited Transactions Tax.  Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of this type of gain realized by any partnership or limited liability company that is treated as a partnership for income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% tax if (i) we have held the property for at least four years for the production of rental income, (ii) capitalized expenditures on the property in the four years preceding sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year and substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income.  The sale of more than one property to one buyer as part of one transaction constitutes one sale.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make sales of properties as are consistent with our investment objectives.  However, not all of our sales will satisfy the “safe harbor” requirements described above.  While we acquire and hold our properties with an investment objective and do not believe they constitute dealer property, we cannot provide any assurance that the Internal Revenue Service might not contend sales of our property are sales of dealer property and are subject to the 100% penalty tax.

In addition, we own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the shopping center located at the property (referred to as “outparcels”).  We may sell one or more of these outparcels from time to time.  We believe that our infrequent sales of outparcels should not result in the outparcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to the 100% tax. If we determine that the anticipated level of activity with respect to the outparcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary.  The taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Asset Tests.  At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.  Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes.

(1)                                  At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, and government securities.  Real estate assets include, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

(2)                                  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

(3)                                  Except for securities described in (1) above and securities in taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)                                  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5)                                  Except for securities described in (1) above and securities in taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

(6)                                  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Until July 1, 2001, we owned 100% of the non-voting preferred stock and none of the voting common stock of ERT Development Corporation.  In addition, we owned notes issued by ERT Development Corporation.  In July 2001, we acquired the voting common stock of ERT Development Corporation and, in 2002, all outstanding loans owed by ERT Development Corporation to the Company were converted to equity.  ERT Development Corporation has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001.  We believe that the securities of ERT Development Corporation comprised less than 5% of our total assets and that we owned less than 10% of the voting securities of ERT Development Corporation for all periods before January 1, 2001.  For all periods prior to January 1, 2001, there can be no assurance, however, that the Internal Revenue Service might not contend (1) that the value of the securities of ERT Development Corporation held by us (excluding any loans secured by mortgages that qualify as “real estate assets”) exceeded the 5% value limitation, (2) that the non-voting stock of ERT Development owned by us should be considered “voting stock” for purposes of the asset tests, or (3) that we otherwise should be considered to have owned more than 10% of the voting stock of ERT Development Corporation.

We believe that the aggregate value of our securities in ERT Development Corporation, together with all other assets that do not qualify for purposes of the 75% test, does not exceed 25% of the total value of our assets.  We cannot ensure, however, that the Internal Revenue Service will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

In addition, we believe that the value of the securities we hold of ERT Development Corporation, together with any securities that we hold of the other taxable REIT subsidiaries, does not exceed, in the aggregate, 20% of the total value of our assets.  We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

Securities, for purposes of the asset tests, may include debt we hold from other issuers.  However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the “straight debt” safe harbor and either (a) the issuer is an individual, (b) the only securities of the issuer that we hold are straight debt or (c) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership.  Debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of such securities, including unsecured debt but excluding any equity interest in a partnership, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the “straight debt” exception with respect to certain issuers).  With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets.  If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.  We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.  We cannot ensure that these steps always will be successful.  If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

Annual Distribution Requirements.  To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•                  the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

•                  the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate.  Distributions may be made in the following year in two circumstances.  First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.  Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains.  In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us.  For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.  It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements.  In that event, we may have to arrange for short-term, or possibly long-term, borrowings to permit the payments of required dividends.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements.  We are required to comply with applicable recordkeeping requirements.  Failure to comply could result in monetary fines.

Failure to Qualify.  If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us.  As a result, our failure to qualify as a REIT would significantly reduce both the cash available for distribution by us to our stockholders and our earnings.  In addition, all our of distributions to our stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that stockholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate stockholders generally would be entitled to a dividends received deduction with respect to such dividends.  Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.  We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Partnerships

General.  We have an interest in one or more partnerships or limited liability companies that may involve special tax considerations.  These tax considerations include the following:

•                  the allocations of income and expense items of the subsidiary partnerships or limited liability companies, which could affect the computation of our taxable income;

•                  the status of each subsidiary partnership and limited liability company as a partnership or an entity that is disregarded for income tax purposes (as opposed to an association taxable as a corporation) for income tax purposes; and

•                  the taking of actions by any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

We believe that each of the subsidiary partnerships and limited liability companies, other than any of our limited liability companies has made an election to be treated as a corporation for federal income tax purposes and that has also made an election to be treated as a taxable REIT subsidiary of ours, will be treated for income tax purposes as a partnership (and not as an association taxable as a corporation).  If one or more of these subsidiary partnerships or limited liability companies were to be treated as a corporation, it would be subject to an entity level tax on its income.  In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

Ownership of Partnership Interests by a REIT.  A REIT that is a partner in an entity treated as a partnership for income tax purposes will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income.  In addition, the assets and gross income of such a partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs.  Thus, our proportionate share of the assets and items of income of these partnerships and limited liability companies is treated as our assets and items of income for purposes of applying the asset and income tests.  We have monitored the operations of the entities in which we own an interest that are treated as a partnership for income tax purposes and intend to continue to monitor the operations of such partnerships to ensure that their operations are consistent with the requirements for our qualification as a REIT.

Tax Aspects of Our Investments in ERT Development Corporation

ERT Development Corporation does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates.  To the extent that our taxable REIT subsidiaries pay such taxes, the cash available for distribution to stockholders is reduced accordingly.  However, to the extent that our taxable REIT subsidiaries pay dividends to us in a particular calendar year, dividends received by our stockholders during that year attributable to those distributions will be eligible for taxation at reduced capital gains rates, rather than at ordinary income rates.

Furthermore, the taxable REIT subsidiary election with respect to certain of our subsidiaries, including ERT Development Corporation, could lead to increased tax liabilities for two reasons.  First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT.  Accordingly, each of ERT Development Corporation and our other taxable REIT subsidiaries will be limited in its ability to deduct interest payments on notes issued to us.  Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm’s length transaction or if the amount of rent a tenant pays is reduced as a result of a determination that a portion of such rent is attributable to services performed by a taxable REIT subsidiary, the REIT generally will be subject to an excise tax equal to 100% of the excess.  This rule generally will apply to amounts paid to us by ERT Development Corporation and our other taxable REIT subsidiaries and amounts attributable to any services performed by ERT Development Corporation for our tenants.

Our ownership of the securities of taxable REIT subsidiaries is currently subject to certain asset tests.  These tests restrict the ability of ERT Development Corporation and our other taxable REIT subsidiaries to increase the size of their businesses unless the value of our assets increases at a commensurate rate.  See “Requirements for Qualification As a REIT — Asset Tests” above.

Taxation of U.S. Holders of Notes

Payments of Interest

Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). As discussed below, however, interest which is not “qualified stated interest” may be treated as original issue discount; and special rules apply to contingent payment debt instruments.

Original Issue Discount

The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“Original Issue Discount Notes”).

For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest to the extent that it is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or certain formula rates (as discussed further below). Therefore, unless the de minimis exception applies, stated interest which is not qualified stated interest will be part (or all) of the original issue discount.

As noted above, payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest income for United States Federal income tax purposes as it accrues under a constant yield method, which will result in accrual in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The “daily portion” of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such

Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Floating Rate Notes

Floating rate notes are subject to special rules under which such a note will qualify as a “variable rate debt instrument” (and will be subject to taxation as described below) if: (a) its issue price does not exceed the total noncontingent principal payments that may be due under the floating rate note by more than a specified de minimis amount; (b) it does not provide for stated interest other than stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate; and (c) it does not provide for any contingent principal payments.

Subject to certain exceptions, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the floating rate note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a restriction on the maximum stated interest rate (i.e., a cap), a restriction on the minimum stated interest rate (i.e., a floor), a restriction on the amount of increase or decrease in the stated interest rate (i.e., a governor), or other similar restrictions, may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap, floor or governor is fixed throughout the term of the note, or such restriction is, in general, not otherwise expected to significantly affect the yield.

An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information (e.g., a rate that is based on one or more qualified floating rates or on the yield of actively traded personal property, other than stock or debt of the issuer or a related party). A rate will not qualify as an objective rate if it is based on information (other than credit quality of the issuer) that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock.  Despite the foregoing, a variable rate of interest on a floating rate note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the floating rate note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the floating rate note’s term.

An objective rate is a “qualified inverse floating rate” if such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. Also, if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument,” and if stated interest on such note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such note will constitute qualified stated interest and will be taxed accordingly. Thus, a floating rate note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” will generally not be treated as having been issued with original issue discount unless the floating rate note is issued at a price below the note’s stated principal amount by an amount in excess of a specified de minimis amount. Original issue discount and qualified stated interest, if any, that accrues during an accrual period on such a floating rate note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note. The amount of qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other floating rate note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. Such a floating rate note is generally converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the floating rate note is converted into a fixed rate that reflects the yield that is reasonably expected for the floating rate note. In the case of a floating rate note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the floating rate note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

If a floating rate note does not qualify as a “variable rate debt instrument,” then the floating rate note would be treated as a contingent payment debt instrument. Generally, where there is a contingent payment debt instrument issued for money, interest payments thereon will be treated under the noncontingent bond method. Under this method, interest or discount allocable to a year is taken into account whether or not the amount of any payment is fixed or determinable in that year. The amount of interest or discount allocable to any particular accrual period is determined by estimating a projected payment schedule for the floating rate note based on comparative yield based on a hypothetical fixed rate instrument having similar terms and conditions as the floating rate note and applying daily accrual rules similar to those for accruing original issue discount on notes issued with original issue discount (as discussed above). If the actual amount of a contingent payment is not equal to the projected amount, appropriate adjustments are made to reflect the difference. In addition, the holder’s adjusted issue price and basis in a contingent payment floating rate note are based on the projected payments (as adjusted for actual payments) and any gain recognized by a U.S. Holder on the sale, exchange or retirement of a contingent payment debt instrument will be treated as interest income, and all or a portion of any recognized loss could be treated as ordinary loss or capital loss depending on the circumstances. Further discussion of the proper U.S. federal income tax treatment of floating rate notes that are treated as contingent payment debt instruments will be described in the applicable pricing supplement.

Optional Redemption

Certain of the notes (i) may be redeemable at the option of the Company prior to their stated maturity (a “call option”) and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a “put option”). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should carefully examine the applicable pricing supplement and consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

Short-Term Notes

Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount, with all payments (including stated interest payments) included in the stated redemption price at maturity and not treated as qualified stated interest.  In general, however, a cash method U.S. Holder is not required to accrue such original issue discount, but rather treats such original issue discount as ordinary income when paid, unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. Accrual method U.S. Holders and certain other holders such as banks and dealers in securities are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount

If a U.S. Holder purchases a note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that is part of its “stated redemption price at maturity”) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity Date of the note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. A U.S. Holder should consult their tax advisor prior to making such election.

Election to Treat All Interest as OID

U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. A U.S. Holder should consult their tax advisor prior to making such election.

Disposition of a Note

Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid qualified stated interest, which to the extent not previously included in income will be taxable as interest income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased (but not below zero) by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year, except as described above with respect to certain notes with market discount, Short-Term Notes, and notes treated as contingent payment debt instruments.

Taxation of Non-U.S. Holders of Notes

Payments of Interest

Interest paid on a note to a non-U.S. Holder will not be subject to United States Federal income taxes or withholding tax if such interest (including OID, if any) is not effectively connected with the conduct of a trade or business within the United States by such non-U.S. Holder and such non-U.S. Holder:

•                  does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•                  is not a controlled foreign corporation related to the Company;

•                  is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

•                  the non-U.S. Holder appropriately certifies as to its foreign status. A non-U.S. Holder can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent. If the non-U.S. Holder holds the notes through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate documentation to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If a non-U.S. Holder does not qualify for an exemption under these rules, interest income (including OID) will be subject to withholding tax at the rate of 30% at the time such amount is paid, unless the holder provides us with a properly executed (1) IRS Form W-8 BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8 ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your United States trade or business. If a non-United States Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, such holder will be subject to United States Federal income tax on a net income basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your United States trade or business, you may also be subject to a 30% branch profits tax.

Sales or Exchanges of Notes

If you are a non-U.S. Holder, you generally will not be subject to United States Federal income tax on any amount which constitutes capital gain upon retirement or disposition of a note, unless any of the following is true:

•                  your investment in the notes is effectively connected with a United States trade or business;

•                  if you are a non-U.S. Holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which sale, redemption or other disposition takes place and certain other requirements are met; or

•                  you are subject to provisions of United States tax laws applicable to certain United States expatriates.

If you have a United States trade or business and the investment in the notes is effectively connected with such United States trade or business, the payment of the sales proceeds with respect to the notes would be subject to United States Federal income tax on a net basis at the rate applicable to United States person generally. In addition, foreign corporations may be subject to a 30% branch profits tax if the investment in the note is effectively connected with the foreign corporation’s United States trade or business.

Backup Withholding and Information Reporting

U.S.  Holders

The Company will, where required, report to the U.S. Holders of notes and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, from those payments. Under section 3406 of the Internal Revenue Code and applicable Treasury regulations, a United States Holder of a note may be subject to backup withholding tax with respect to payments made on the notes as well as proceeds from the disposition of notes unless the holder:

•                  is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or

•                  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder’s United States Federal income tax liabilities, so long as the required information is provided to the IRS. A United States Holder of notes who does not provide the payor with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

Non-U.S. Holders

No backup withholding or information reporting will generally be required with respect to interest on notes paid to non-U.S. Holders if the beneficial owner of the note provides a statement described above in “Non-U.S.

Holders–Payment of Interest” or the non-U.S. Holder is an exempt recipient and, in each case, the payor does not have actual knowledge that the beneficial owner is a United States person.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside of the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), provided that such broker is not:

•                  a United States person, as defined in the Internal Revenue Code;

•                  a controlled foreign corporation for United States federal income tax purposes;

•                  a foreign partnership engaged in the conduct of a U.S. trade or business;

•                  a foreign partnership that, at any time during its taxable year, has more than 50% its income or capital interests owned by U.S persons; or

•                  a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States.

Payment of the proceeds of any sale effected outside the United States by a foreign office of any other broker will not be subject to backup withholding tax or information reporting if such broker has documentary evidence in its records that the beneficial owner is a non- U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described above in “Non-U.S. Holders–Payment of Interest” or otherwise establishes an exemption from back-up withholding.

If you are a non-U.S. Holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Sunset of Tax Provisions

Several of the tax considerations described herein are subject to sunset provisions.  The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions.  These provisions include qualified dividend income and certain other tax provisions described herein.  The impact of this reversion is not discussed herein.  Prospective holders of our notes should consult their own tax advisors regarding the effect of sunset provisions on an investment in the notes.

State and Local Taxes

Our company and holders of our notes may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside.  Our state and local tax treatment and that of holders of our notes may not conform to the federal income tax treatment discussed above.  Consequently, prospective holders of our notes should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our notes.